Maine & Maritimes Corporation Releases Fourth Quarter 2004 Results

PRESQUE ISLE, ME -- 03/24/2005 -- Maine & Maritimes Corporation's (the "Corporation" or "MAM") (AMEX: MAM) consolidated results for the fourth quarter of 2004 were basic earnings of $0.31 per share as compared to $0.53 per share in the fourth quarter of 2003. Compared to the third quarter of 2004, fourth quarter earnings were up $0.57 per share on a quarter to quarter comparison. Maine & Maritimes Corporation's reported unaudited financial results for the twelve months ended December 31, 2004, showed consolidated revenues of $37.14 million, compared with $31.8 million for the twelve months ended December 31, 2003, consolidated earnings of $1.32 million compared with $2.8 million for the same period last year, and basic earnings per share of $0.82 compared with $1.78 a year ago.

According to J. Nick Bayne, President and CEO of MAM, "The year 2004 was a pivotal and transitional year for our Company. Results for the year were impacted by regulatory reductions in our allowable rate of return on stranded cost assets, as well as increased operating, acquisition, restructuring, regulatory, and compliance costs. While costs were up, we are pleased with the progress of our growth strategy. During 2004 we invested more dollars per share in new growth opportunities than in any other year in our history, expanding our business portfolio and renewing our physical assets. While we are personally disappointed with our reduced earnings in 2004, we remain convinced that diversification and corporate reinvention into a broader and more compelling portfolio of businesses is critical for the sustainability of long-term shareholder value. Although our changes, as with any transition, have not come without challenges, we remain confident that the difficult strategic decisions made during 2004 will serve our shareholders and Company well in the long-term."

On a segment basis, evaluation of the financial performance of MAM's various subsidiaries is impacted by the allocation of corporate costs among subsidiaries, the vast majority of which were formerly borne by Maine Public Service Company ("MPS"). Due to the formation of its holding company structure, corporate costs are allocated on a formulistic basis when not directly chargeable. Consequently, unregulated subsidiaries receive corporate charges related to certain administrative, governance, and general expenses at the holding company level.

On a segment basis, MPS's 2004 core earnings were $3.04 million, as compared to $3.13 million for 2003. Overall electric consumption was up by almost 8,500 megawatt hours with slight increases in all customer classes with the exception of the small commercial class. Although MPS's revenues were up as compared to 2003, total operations and maintenance expenses, as well as stranded cost expenses increased during 2004 by approximately $1.6 million and $0.8 million respectively. MPS's 2004 expense increases were impacted by factors, such as, but not necessarily limited to: (a) regulatory and related legal and consulting costs associated with rate cases before the MPUC and FERC; (b) increases associated with the implementation of MPS's Oracle -based financial information system; and (c) the cost of employee medical and pension benefits. Costs allocated to MPS by its parent company, MAM, for services such as Sarbanes-Oxley compliance, legal and audit services, and corporate governance totaled $2.28 million, or $0.85 per share, in 2004, as compared to $.88 million, or $0.34 per share, for the last six months of 2003. The Sarbanes-Oxley compliance and corporate governance costs included in 2004 total $0.21 per share and are anticipated to increase during the next several years.

Consolidated MAM results for 2004 were further impacted by Management's decision to close Energy Atlantic due to its risk profile as a competitive retail energy provider; an approximate $0.25 per share loss was experienced. The restructuring loss was attributable to employee severance costs and the termination of certain lease agreements.

A loss of approximately $0.76 per share was experienced by The Maricor Group and its subsidiaries, The Maricor Group, Canada Ltd and RES Engineering, Inc. Included in the approximate $0.76 per share loss were non-capitalized internal acquisition and integration costs, as well as allocated corporate costs from MAM. The financial results for The Maricor Group reflect only a partial year of revenues for two of its engineering operations acquired in mid 2004, including the Morris & Richard division, which lost approximately $0.04 per share, and RES Engineering, Inc. which lost approximately $7,000. The Maricor Group's Eastcan Division, which was the first engineering company acquired in late 2003, contributed 0.04 per share. The overall losses at The Maricor Group and The Maricor Group, Canada Ltd levels were attributable to corporate allocations, costs associated with business development, and labor costs associated with The Maricor Group's corporate staff.

According to Bayne, "We look forward to a complete year of results from The Maricor Group in 2005 and believe we are on-track for these operations to effectively contribute to earnings. The Maricor Group's Management continues to take steps to grow, increase the overall scale of their operations, and improve their profitability. This includes an increased focus on sales activities, increased staffing of billable consulting engineering talent, focusing on asset development projects, and controlling costs."

Losses of approximately $0.03 per share were associated with start-up and corporate allocation costs of Maricor Properties Ltd and Mecel Properties Ltd. In 2004 Maricor Properties invested in an office facility in Moncton, New Brunswick, renovating the facility during the last half of the year. Leasing of the property did not begin until November of 2004. Since November, leasing efforts have achieved an approximate forty percent occupancy rate. Efforts are ongoing to complete the long-term leasing of the facility.

"While our 2004 earnings were impacted by a diversity of historical, regulatory, and current factors," Bayne said, "we effectively implemented the initial phases of our growth and diversification strategy. We invested approximately $7.46 per share in new growth opportunities, infrastructure asset renewal projects, and asset acquisitions. Post deregulation and generation divestiture, we believe it is critical for long-term shareholder value to diversify our operations and grow, expanding beyond our historical roots as a regulated utility. We recognize that reductions in our regulated utility's rate base over time will result from declines in our stranded costs upon which Maine Public Service receives an allowable return. Consequently, our focus is increasingly on growth opportunities that allow for a more successful and self-determined future. We are encouraged with the market's receptivity to our unregulated operations' focus on the integration of lifecycle asset management and sustainability. Through the integration of engineering skills, information-based technologies, and sustainable business processes, we believe The Maricor Group's value proposition is clearly aligned with the needs of the market to address increasing energy costs, the need to reduce emissions, and the mandate to address spiraling facility deferred maintenance liabilities," stated Bayne.

The earnings report for Maine & Maritimes Corporation and its subsidiaries for the three months and twelve months ended December 31, 2004 and 2003 is as follows (In thousands of dollars, except share and per share amounts):

                                 Three Months Ended December 31,
                                           (Unaudited)
                                       2004           2003
                                    -----------    -----------
Maine Public Service Co.
 Operating Revenues                 $     9,429    $     9,020
Unregulated Operating Revenues            1,205             52
                                    -----------    -----------
Total Operating Revenues            $    10,634    $     9,072
                                    ===========    ===========

Net Income Available for
 Common Shareholders                $       508    $       837
Basic Earnings Per Common Share     $      0.31    $      0.53
Diluted Earnings Per Common Share   $      0.31    $      0.53
Average Shares Outstanding            1,635,654      1,576,706

                                 Twelve Months Ended December 31,
                                           (Unaudited)
                                       2004           2003
                                    -----------    -----------
Maine Public Service Co.
 Operating Revenues                 $    33,733    $    31,739
Unregulated Operating Revenues            3,405             58
                                    -----------    -----------
Total Operating Revenues            $    37,138    $    31,797
                                    ===========    ===========

Net Income Available for
 Common Shareholders                $     1,318    $     2,806
Basic Earnings Per Common Share     $      0.82    $      1.78
Diluted Earnings Per Common Share   $      0.81    $      1.77
Average Shares Outstanding            1,612,696      1,575,066
Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation (MAM) believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of MAM; accordingly, there can be no assurance that such indicated results or events will be realized.

The information herein is qualified in its entirety by reference to factors contained in the Forward-Looking Statement of the Management's Discussion and Analysis of Financial Condition and Results of Operation in Maine & Maritimes Corporation's 10-K for the year ended December 31, 2004, and subsequent securities filings, as well as, but not necessarily limited to the following factors: the impact of recent and future federal and state regulatory changes in environmental and other laws and regulations to which MAM and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation; interest rates; general economic conditions; the performance of projects undertaken by unregulated businesses; the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued by MAM or its subsidiaries, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to MAM or its subsidiaries; financial market conditions; the effects of terrorist incidents; weather; the timing and acceptance of new product and service offerings; general industry trends; changes in business strategy and development plans; capital market conditions and the ability to raise capital; competition; and rating agency actions, among others.

For More Information Contact:
Annette N. Arribas
Director of Investor Relations
Tel: 207.760.2402
Email: aarribas@maineandmaritimes.com